Exhibit 10.4



                       Employment Contract with Jay Bendis

                              EMPLOYMENT AGREEMENT

     This agreement (the "Agreement") made and entered into this 3rd day of November, 1995 by and between American Bio Medica, a New York corporation with its office located at 102 Simons Road, Ancramdale, New York 12503 ("Employer") and Jay Bendis, an individual residing at 71 Springcrest Drive, Akron, Ohio 44333 ("Employee") (Employer and Employee are sometimes collectively referred to as the "Parties")

     WHEREAS, Employer is engaged in the business of research and development, design, manufacture and marketing of drug testing kits and other biomedical products; and

     WHEREAS, Employee is accomplished in the business of marketing biomedical products; and

     WHEREAS, both Employer and Employee are desirous of entering into an employment agreement whereby Employee would devote his time and Employer would compensate him as an employee.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties agree as follows:

     1. Employment and Duties: Employer hereby employs Employee as Vice-President-Marketing and Sales with operating responsibility for marketing Employer's biomedical products, including pricing, customer relationships, advertising, developing marketing strategies, supervision and attendance at trade shows and related activities.

     2. Performance: Employee will devote substantially his full working time and efforts as an employee of Employer. "Full working time," in this context, shall mean at least an average of 35 hours per week.

     3. Term: The Agreement shall remain in effect for a period of three years.

     4. Compensation: Employee shall be paid a Base Annual Salary of $24,000 per annum until April 30, 1996 and $48,000 thereafter. Base Annual Salary shall be increased to $60,000 upon the Company's generation of aggregate gross revenues from the sale of biomedical products of $500,000.

     Employee will be paid a bonus equal to 2% of the gross revenues of Employer after the attainment of gross revenues of $1,000,000 per fiscal year until such annual revenues reach $3,000,000; 1.5% on gross revenues between $3,000,000 and $5,000,000; and 1% thereafter.

     In addition, Employee shall receive, as of the date of the Agreement, 500,000 shares of Employer's common stock ("Shares"). Certificates representing Shares shall be held by Employer and shall not vest to Employee until the happening of the following events:

     100,000 Shares upon execution of the Agreement;

     100,000 Shares upon Employer achieving $1,000,000 in gross revenues from sales of biomedical products;

     100,000 Shares upon Employer achieving $2,000,000 in gross revenues from sales of biomedical products;

     100,000 Shares upon Employer achieving $3,000,000 in gross revenues from sales of biomedical products; and

     100,000 Shares upon Employer achieving $4,000,000 in gross revenues from sales of biomedical products.

     Certificates representing Shares which have not vested on or before April 30, 1998 (or the end of the next succeeding fiscal year in the event Employer changes its fiscal year) will be returned to Employer's stock transfer agent for cancellation.

     No bonuses will be paid nor will Shares vest subsequent to the Employee's election to terminate the Agreement or Employer's discharge of Employee for cause. In the event of Termination due to death of Employee or inability due to illness of Employee to render services under the Agreement to Employer, no bonuses shall be paid; but Shares shall vest pursuant to the formula set forth in this paragraph. Certificates representing Shares for which vesting has been terminated will be returned to Employer's stock transfer agent for cancellation.

     5. Employee Benefits: Employee shall be entitled to be covered by any employee health insurance policy, dental plan, pension plan, stock option or similar plans or other employee benefit(s) offered generally to management employees of Employer. Employee shall not be obligated to contribute any money to be covered under said plans except in the event the Company enacts a contributory pension plan for other employees. Employee shall be entitled to three weeks paid vacation at times to be mutually agreed upon between Employer and Employee.

     6. Expenses: In addition to the compensation provided Employee under the Agreement, Employer shall reimburse Employee for any and all authorized expenses which he shall incur directly relating to his functions as an employee. Reimbursable expenses shall include, but are not limited to, travel (except to and from the office) and entertainment and purchase of supplies. Reimbursement of expenses shall not be deemed as compensation to Employee.

     7. Recommendations for Operations: Employee shall provide Employer all information regarding Employer's business of which Employee has knowledge. Employee shall make all suggestions and recommendations that will be of mutual benefit to Employer and Employee.

     8. Confidentiality: Employee recognizes that Employer has and will have information relating to inventions, equipment and machinery, products, prices, apparatus, costs, discounts, future plans, business affairs, process information, trade secrets, technical information, customer lists, product design, copyrights, patents and other vital information (collectively, the "Information") which are valuable, special and unique assets of Employer. Employee agrees that Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of the Agreement and will justify immediate Termination and legal and/or equitable relief.

     9. Unauthorized Disclosure of Information. If it appears that Employee has disclosed (or has threatened to disclose) Information in violation of the Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

     10. Confidentiality After Termination of Employment. The confidentiality provisions of the Agreement shall remain in full force and effect for a two year period after Termination. During such two year period, neither Party shall make or permit the making of any public announcement or statement of any kind that Employee was formerly employed by or connected with Employer except as may be required by the Securities Act of 1933, the Securities Exchange Act of 1934 or any relevant state securities laws.

     11. Development of New Products/Technologies. All products or technologies developed during the term of the Agreement shall become the property of Employer. Employee shall transfer to Employer all ideas, prototypes, drawings, descriptions, patents, copyrights, trademarks or other intellectual property to Employer. Employer has the right to accept or reject any such assets; in the event of rejection, all ownership rights will revert to Employee.

     12. Non-Compete. Recognizing that the various items of Information are special and unique assets of the company, Employee covenants that for a period of two years following Termination, whether Termination is voluntary or involuntary, Employee may not directly or indirectly engage in a business competitive with Employer. Employee may not, directly or indirectly, contact (including, but not limited to employees of Employer), solicit, hire, sell to, purchase from, obtain financing from or recommend the contacting, selling to, purchasing from or financing from any person, institution, entity or company with which Employer has dealt during the one year period preceding the date of the Agreement. The term "directly or indirectly engaging in any competitive business" includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Employer for the benefit of a third party engaged in such business.

     13. Employee's Inability to Contract for Employer. Employee shall not have the right to make any contracts or commitments for or on behalf of Employer without first obtaining the express written consent of board of directors of Employer or a relevant committee of the board of directors for the specific contract or commitment or class of contract or commitment.

     14. Termination: The Agreement shall terminate upon the happening of any of the following events:

     (a) Death of Employee;

     (b) Discontinuance of the business of Employer for a period of sixty (60) days;

     (c)  Resignation  of Employee;

     (d) Unwillingness or inability caused by illness or otherwise to fulfill the duties and obligations of his employment for a continuous period of 60 days or an aggregate of 90 days in any yearly period;

     (e) Cause, including but not limited to violation of paragraph 11; and

     (f) Intention and notice to terminate pursuant to paragraph 3.

     15. Severability. If any term of the Agreement shall, to any extent, be determined through arbitration or by court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall not be effected thereby and each other term of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

     16. Arbitration. Any controversy arising from or related to the Agreement shall be determined by arbitration in New York City in accordance with the rules of the American Arbitration Association and any such determination or award may be enforced by any court having jurisdiction thereof.

     17. Complete Agreement. The Agreement constitutes the entire agreement between the Parties regarding the subject matter herein and supersedes any other previous and/or collateral agreements or resolutions of the board of directors pertaining thereto. The Agreement may not be modified or amended other than by a written instrument duly executed by or on behalf of the parties hereto.

     18. Governing Law. The Agreement shall be interpreted and construed under the internal laws of the State of New York.

     IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first written above.



                                   AMERICAN BIO MEDICA CORPORATION

                                   By: s/Stan Cipkowski
                                       -----------------
                                      Stan Cipkowski, its President

                                      s/Jay Bendis
                                      ------------------
                                      Jay Bendis